Exhibit 99.1

Press Release

October 26, 2017

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES 13TH RECORD QUARTERLY NET INCOME, DECLARES QUARTERLY DIVIDEND

West Des Moines, IA - West Bancorporation, Inc. (NASDAQ: WTBA), parent company of West Bank, is pleased to report that third quarter 2017 net income was $6.4 million, or $0.39 per diluted common share. This is the highest net income ever recorded by the Company for the third quarter of any year. This compares to third quarter 2016 net income of $5.8 million, or $0.36 per diluted common share. On October 25, 2017, the Company’s Board of Directors declared a regular quarterly dividend of $0.18 per common share. The dividend is payable on November 22, 2017, to stockholders of record on November 8, 2017.

For the first nine months of 2017, net income was $18.9 million, or $1.16 per diluted common share, up from $17.0 million, or $1.05 per diluted common share, for the first nine months of 2016.

“West Bancorporation, Inc. has again delivered record results,” commented Dave Nelson, President and Chief Executive Officer of the Company. “We have now had 13 consecutive record quarters for each respective quarter. We are extremely pleased with the Company’s year-to-date 2017 earnings success. Management remains committed to achieving superior earnings and creating value for our stockholders in an evolving economic and regulatory environment.”

Brad Winterbottom, West Bank President, said, “We continued to grow our community banking relationships in all of our markets in the third quarter. Deposit balances increased $76.2 million, or 4.8 percent as of September 30, 2017, compared to June 30, 2017. Outstanding loan balances grew $21.5 million during the same period of time. We believe West Bank’s risk management practices and capital strength continue to position us well for long-term growth.”

Eastern Iowa Market President, Jim Conard, commented, “Loan growth in the Eastern Iowa market continued to be strong in the third quarter of 2017, with total loan balances increasing by over nine percent.   This quarter was particularly rewarding for our experienced commercial banking team as we saw a number of our commercial real estate clients successfully complete development projects and acquisitions.  Also of note this quarter was the Iowa City Area Development Corporation’s naming of a new annual award recognizing leadership in economic development after Tom Cilek, Senior Vice President and Commercial Lender at West Bank.  Tom has been a long time community leader and we congratulate him on this special recognition.”

“Our momentum in Rochester is strong with loan growth of more than four percent and deposit growth exceeding 14 percent in the third quarter of 2017,” said Mike Zinser, Rochester Market President. “Since we opened our Rochester location in 2013, nearly 100 businesses have moved their banking relationships to West Bank, which is an endorsement of the way we do business.  We believe West Bank is very different from any other bank in Rochester, and we are encouraged by the community’s enthusiasm for how we do business.” Zinser concluded, “We have also had success this year with our exclusive personal banking program, which is a high service, concierge type banking model similar to our business banking model.  We are providing our customers with a complete and unique banking experience that continues to drive our strong growth of loyal customers.”

The Company filed its report on Form 10-Q with the Securities and Exchange Commission today. Please refer to that document for a more in-depth discussion of our financial results. The Form 10-Q is available on the Investor Relations section of West Bank’s website at www.westbankstrong.com.

The Company will discuss its financial results on a conference call scheduled for 10:00 a.m. Central Time tomorrow, Friday, October 27, 2017. The telephone number for the conference call is 888-339-0814. A recording of the call will be available until November 10, 2017, by dialing 877-344-7529. The replay passcode is 10098206.

About West Bancorporation, Inc. (NASDAQ: WTBA)
West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has eight offices in the Des Moines metropolitan area, one office in Iowa City, Iowa, one office in Coralville, Iowa and one office in Rochester, Minnesota.

Certain statements in this report, other than purely historical information, including estimates, projections, statements relating to the Company’s business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may appear throughout this report. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “anticipates,” “projects,” “future,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue” or similar references, or references to estimates, predictions or future events.  Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties.  Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and nonbank competitors; changes in local, national and international economic conditions; changes in regulatory requirements, limitations and costs; changes in customers’ acceptance of the Company’s products and services; cyber-attacks; unexpected outcomes of existing or new litigation involving the Company; and any other risks described in the “Risk Factors” sections of other reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)

CONSOLIDATED BALANCE SHEETS	September 30, 2017	September 30, 2016
Assets
Cash and due from banks	$33,560	$44,526
Federal funds sold	5,937	6,324
Investment securities available for sale, at fair value	418,374	278,411
Investment securities held to maturity, at amortized cost	45,597	48,405
Federal Home Loan Bank stock, at cost	12,256	12,467
Loans	1,456,905	1,382,895
Allowance for loan losses	(16,358)	(15,958)
Loans, net	1,440,547	1,366,937
Premises and equipment, net	23,173	21,023
Bank-owned life insurance	33,451	32,956
Other assets	17,453	13,781
Total assets	$2,030,348	$1,824,830

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$384,625	$483,434
Interest-bearing:
Demand	328,156	264,640
Savings	776,921	637,044
Time of $250 or more	16,539	10,818
Other time	145,025	95,720
Total deposits	1,651,266	1,491,656
Short-term borrowings	48,925	35,420
Long-term borrowings	145,608	125,856
Other liabilities	6,462	7,034
Stockholders’ equity	178,087	164,864
Total liabilities and stockholders’ equity	$2,030,348	$1,824,830

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
CONSOLIDATED STATEMENTS OF INCOME	2017	2016	2017	2016
Interest income
Loans, including fees	$15,854	$14,898	$46,865	$42,667
Investment securities	2,570	1,771	6,429	5,704
Other	136	27	223	58
Total interest income	18,560	16,696	53,517	48,429
Interest expense
Deposits	2,108	872	5,084	2,401
Short-term borrowings	13	9	82	43
Long-term borrowings	1,408	1,094	3,838	3,292
Total interest expense	3,529	1,975	9,004	5,736
Net interest income	15,031	14,721	44,513	42,693
Provision for loan losses	—	200	—	900
Net interest income after provision for loan losses	15,031	14,521	44,513	41,793
Noninterest income
Service charges on deposit accounts	715	632	1,946	1,847
Debit card usage fees	435	450	1,333	1,372
Trust services	436	355	1,264	946
Increase in cash value of bank-owned life insurance	167	160	484	492
Gain from bank-owned life insurance	—	—	307	443
Realized investment securities gains, net	197	—	423	60
Other income	314	322	983	892
Total noninterest income	2,264	1,919	6,740	6,052
Noninterest expense
Salaries and employee benefits	4,430	4,154	13,216	12,644
Occupancy	1,087	1,038	3,315	2,972
Data processing	635	643	2,031	1,849
FDIC insurance	151	272	514	714
Other expenses	1,717	1,886	5,159	5,432
Total noninterest expense	8,020	7,993	24,235	23,611
Income before income taxes	9,275	8,447	27,018	24,234
Income taxes	2,870	2,634	8,142	7,249
Net income	$6,405	$5,813	$18,876	$16,985

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)

	PER COMMON SHARE			MARKET INFORMATION (1)
	Net Income
	Basic	Diluted	Dividends	High	Low
2017
3rd Quarter	$0.40	$0.39	$0.18	$24.75	$20.90
2nd Quarter	0.39	0.39	0.18	24.60	21.40
1st Quarter	0.38	0.37	0.17	24.90	20.60

2016
4th Quarter	$0.37	$0.37	$0.17	$25.05	$18.75
3rd Quarter	0.36	0.36	0.17	20.52	17.65
2nd Quarter	0.34	0.34	0.17	19.65	17.33
1st Quarter	0.35	0.35	0.16	19.58	16.04
(1) The prices shown are the high and low sale prices for the Company’s common stock, which trades on the Nasdaq Global Select Market under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown or commissions.

	Three Months Ended September 30,		Nine Months Ended September 30,
SELECTED FINANCIAL MEASURES	2017	2016	2017	2016
Return on average assets	1.29%	1.26%	1.32%	1.26%
Return on average equity	14.41%	14.20%	14.69%	14.29%
Net interest margin	3.31%	3.50%	3.41%	3.51%
Efficiency ratio*	45.10%	46.25%	45.95%	46.59%

			As of September 30,
			2017	2016
Texas ratio*			0.27%	0.55%
Allowance for loan losses ratio			1.12%	1.15%
Tangible common equity ratio			8.77%	9.03%
* A lower ratio is more desirable.

Definitions of ratios:

•	Return on average assets - annualized net income divided by average assets.

•	Return on average equity - annualized net income divided by average stockholders’ equity.

•	Net interest margin(1) - annualized tax-equivalent net interest income divided by average interest-earning assets.

•
Efficiency ratio(1) - noninterest expense (excluding other real estate owned expense) divided by noninterest income (excluding net securities gains and gains/losses on disposition of premises and equipment) plus tax-equivalent net interest income.

•	Texas ratio - total nonperforming assets divided by tangible common equity plus the allowance for loan losses.

•	Allowance for loan losses ratio - allowance for loan losses divided by total loans.

•	Tangible common equity ratio - common equity less intangible assets (none held) divided by tangible assets.

(1) Non-GAAP measures - see reconciliation in the West Bancorporation, Inc. September 30, 2017 Form 10-Q.